EXHIBIT 4.8

Non-qualified Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is made and entered into as of December 24, 2019 by and between All West Bancorp, a Utah corporation, (the “Company”) and Kent Landvatter (the “Employee”).

Grant Date:	December 24, 2019
Exercise Price per Share:	21.83
Number of Option Shares:	6,819
Expiration Date:	December 24, 2029

1.            Grant of Option.

1.1.        Grant; Type of Option. The Company hereby grants to the Employee an option (the “Option”) to purchase the total number of shares of Common Stock of the Company equal to the number of Option Shares set forth above, at the Exercise Price set forth above. The Option is not being granted pursuant to the terms of a Stock Option Plan of the Company. The Option is intended to be a Non-qualified Stock Option issued separate and apart from any plan.  This Option is also not an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code.

1.2.        Consideration. The grant of the Option is made in consideration of the services to be rendered by the Employee to the Company.  Capitalized terms not defined in the body of this Agreement shall have the meaning set forth in Section 16 of this Agreement.

2.            Exercise Period; Vesting.

2.1.        Vesting Schedule. This Option shall be exercisable, in whole or in part, according to the vesting schedule attached hereto as Schedule 1, subject to Employee continuing to be an employee through each vesting date.  The unvested portion of the Option will not be exercisable on or after the Employee’s termination of Continuous Service.  For purposes of this Agreement, Continuous Service shall mean that Employee’s employment by the Company’s subsidiary, FinWise Bank, is not interrupted nor terminated.

2.2.        Expiration. The Option will expire on the Expiration Date set forth on the first page above, or Sixty (60) days after Employee’s termination of Continuous Service; provided, however, that Employee may exercise any vested Option any time prior to Employee’s termination of Continuous Service and within sixty (60) days after termination of such Continuous Service to the extent that the Option is vested on the date of termination of Continuous Service (but in no event later than the expiration of the term of the Option as set forth herein);

3.            Termination of Continuous Service.

3.1.       Termination for Reasons Other Than Cause, Death, Disability. If the Employee’s Continuous Service is terminated for any reason other than Cause, death or Disability, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date three months following the termination of the Employee’s Continuous Service or (b) the Expiration Date.

3.2.        Termination for Cause. If the Employee’s Continuous Service is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

3.3.        Termination due to Disability. If the Employee’s Continuous Service terminates as a result of the Employee’s Disability, the Employee may exercise the vested portion of the Option, but only within such period of time ending on the earlier of (a) the date 12 months following the Employee’s termination of Continuous Service or (b) the Expiration Date.

3.4.        Termination due to Death. If the Employee’s Continuous Service terminates as a result of the Employee’s death, or the Employee dies within a period following termination of the Employee’s Continuous Service during which the vested portion of the Option remains exercisable, the vested portion of the Option may be exercised by the Employee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Employee’s death, but only within the time period ending on the earlier of (a) the date 12 months following the Employee’s death or (b) the Expiration Date.

3.5.        Extension of Termination Date. If following the Employee’s termination of Continuous Service for any reason the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

4.            Manner of Exercise.

4.1.        Election to Exercise. To exercise the Option, the Employee (or in the case of exercise after the Employee’s death or incapacity, the Employee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Board of Directors of the Company, which shall set forth, inter alia:

a.          the Employee’s election to exercise the Option;

b.          the number of shares of Common Stock being purchased;

c.          any restrictions imposed on the shares; and

d.          any representations, warranties and agreements regarding the Employee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws.

If someone other than the Employee exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.

4.2.        Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in the manner designated by the Board of Directors

4.3.        Withholding. Prior to the issuance of shares upon the exercise of the Option, the Employee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Employee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

a.          tendering a cash payment;

b.          authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Employee as a result of the exercise of the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

c.          delivering to the Company previously owned and unencumbered shares of Common Stock.

The Company has the right to withhold from any compensation paid to Employee.

4.4.        Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Common Stock registered in the name of the Employee, the Employee’s authorized assignee, or the Employee’s legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto.

5.            No Right to Continued Employment; No Rights as Shareholder. This Agreement shall NOT confer upon the Employee any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Employee’s Continuous Service at any time, with or without Cause. The Employee shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Option prior to the date of exercise of the Option.

6.            Transferability. The Option may be transferred to a Permitted Transferee upon written approval by the Board of Directors.

7.            Change in Control.

7.1.        Acceleration of Vesting. In the event of a Change in Control, notwithstanding any provision of this Agreement to the contrary, the Option shall become immediately vested and exercisable with respect to 100% of the shares subject to the Option. To the extent practicable, such acceleration of vesting and exercisability shall occur in a manner and at a time which allows the Employee the ability to participate in the Change in Control with respect to the shares of Common Stock received.

7.2.        Cash-out. In the event of a Change in Control, the Board of Directors may, in its discretion and upon at least ten (10) days’ advance notice to the Employee, cancel the Option and pay to the Employee the value of the Option based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. Notwithstanding the foregoing, if at the time of a Change in Control the Exercise Price of the Option equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Board of Directors may cancel the Option without the payment of consideration therefor.

8.            Adjustments; Dissolution or Liquidation; Merger or Change of Control.

8.1.       Adjustments.  In the event that any dividend or other distribution in the form of shares of stock of the Company (“Company Stock”) or other securities, or a stock split or reverse stock split, of Company Stock or other securities of the Company, affecting the Company Stock occurs, the Board of Directors, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, shall adjust the number, class and price of the Options and shares of common stock covered by this Agreement commensurate with the change to the underlying shares of stock.

8.2.       Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Board of Directors shall notify Employee at least fourteen (14) days prior to the effective date of such proposed transaction unless such notification is prohibited by law.  To the extent that the Options issued hereunder have not been exercised, this Agreement shall terminate upon consummation of such proposed transaction.

8.3.        Merger or Change of Control.  In the event of a merger or Change of Control, each outstanding Option shall be treated as the Board of Directors determines, including, without limitation, each Option may be assumed or an equivalent stock award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation with a stock aware of commensurate value.  Notwithstanding the foregoing, in the event that the successor corporation does not assume or substitute other stock for the Options, any remaining unvested Option will vest upon the occurrence of the merger or Change of Control.  In addition, if this Agreement is not assumed or an equivalent award substituted in the event of a merger or Change of Control, the Board of Directors shall notify the Employee in writing or electronically and shall specify that the unvested Options shall be exercisable for a period of time determined by the Board of Directors in its sole discretion, and upon exercise of the Options by the Employee, the Employee shall receive the same consideration (in exchange for the shares of common stock received upon exercise of the Option) as the other holders of common stock of the Company received in the merger or Change of Control transaction.  Any Options not assumed or substituted for shall terminate upon the expiration of such period for no consideration.

9.            Tax Obligations.

9.1.      Tax Withholdings.  Employee agrees to make appropriate arrangements with the Company (or its subsidiary employing or retaining Employee) for the satisfaction of all federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise.  Employee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the shares if such withholding amounts are not delivered at the time of exercise.  Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (”Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise; and (b) does not commit to structure the Option to reduce or eliminate the Employee’s liability for Tax-Related Items.

9.2.       Code Section 409A.  Under Internal Revenue Code Section 409A, an Option that that was granted with a per share Exercise Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share on the date of grant (a “discount option”) may be considered “deferred compensation.”  An Option that is a “discount option” may result in (i) income recognition by Employee prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The “discount option” may also result in additional state income, penalty and interest tax to the Employee.  Employee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per share Exercise Price of this Option equals or exceeds the fair market value of a share on the date of grant in a later examination.  Employee agrees that if the IRS determines that the Option was granted with a per share Exercise Price that was less than the fair market value of a share on the date of grant, Employee shall be solely responsible for Employee’s costs related to such a determination.

10.          Non-solicitation.

10.1.      In consideration of the Option, the Employee agrees and covenants not to:

a.          directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Affiliates for twelve months following the Employee’s termination of Continuous Service; or

b.          or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the current customers of the Company or any of its Affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its Affiliates for a period of twelve months following the Employee’s termination of Continuous Service.

10.2.      In the event of a breach or threatened breach of any of the covenants contained in Section 10.1, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

11.          Lock-Up Period.  Employee hereby agrees that Employee shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common stock (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any common stock (or other securities) of the Company held by Employee (other than those included in the registration) for a period specified by the representative of the underwriters of common stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Company filed under the Securities Exchange Act of 1934 (the “Securities Act”) (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto).

Employee agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by the Company or the representative of the underwriters of common stock (or other securities) of the Company, Employee shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act.  The obligations described in this Section 4 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of common stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day (or other) period.  Employee agrees that any transferee of the Option or shares acquired pursuant to the Option shall be bound by this Section 11.

12.          Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Employee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Employee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13.          Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chairman of the Board of Directors of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.          Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Utah without regard to conflict of law principles.

15.          Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Employee or the Company to the Board of Directors for review. The resolution of such dispute by the Board of Directors shall be final and binding on the Employee and the Company.

16.          Definitions.

16.1.      “Cause” means: (i) failure of Employee to perform such duties as are reasonably requested by the Board; (ii) material breach of any agreement with the Company or any subsidiary or affiliate, or a material violation of a written policy of the Company or an affiliate; (iii) commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or any of its affiliates; (iv) use of illegal drugs or abuse of alcohol that materially impairs the Employee’s ability to perform his duties to the Company or any of its affiliates; or (v) gross negligence or willful misconduct with respect to the Company or any of its affiliates.

16.2.      “Change in Control” means the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 20% (on a fully diluted basis) of the combined voting power of the then outstanding voting securities of the Company; provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (a) any acquisition by the Company or any Affiliate, (b) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (c) in respect of an Award held by a particular Employee, any acquisition by the Employee or any group of persons including the Employee (or any entity controlled by the Employee or any group of persons including the Employee); or (d) the acquisition of securities pursuant to an offer made to the general public through a registration statement filed with the Securities and Exchange Commission.

16.3.      “Common Stock” means the Company’s common stock, $0.001 par value per share.

16.4.      “Disability” means Employee’s total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code.

16.5.      “Permitted Transferee” means: (a) a member of the Employee’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests; or (b) such other transferees as may be permitted by the Board of Directors in its sole discretion.

16.6.      “Shares” means a share of common stock of All West Bancorp, as adjusted as set forth herein.

17.          Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Employee and the Employee’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

18.          Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

19.          Discretionary Nature. The grant of the Option in this Agreement does not create any contractual right or other right to receive any Options or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company.

20.          Amendment. The Board of Directors has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Employee’s material rights under this Agreement without the Employee’s consent.

21.          No Impact on Other Benefits. The value of the Employee’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

22.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

23.          Acceptance. The Employee has read and understands the terms and provisions of this Agreement, and accepts the Option subject to all of the terms and conditions of this Agreement. The Employee acknowledges that there may be adverse tax consequences upon exercise of the Option, vesting or disposition of the underlying shares and that the Employee should consult a tax advisor prior to such vesting exercise or disposition.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALL WEST BANCORP

By:	/s/ Kent Landvatter
Name:	Kent Landvatter
Title:	President and CEO

KENT LANDVATTER

By:	/s/ Kent Landvatter
Name:	Kent Landvatter

Schedule 1

Vesting Schedule

Vesting Date	Number
12/23/2019	1,364
1/1/2020	114
2/1/2020	114
3/1/2020	114
4/1/2020	114
5/1/2020	114
6/1/2020	114
7/1/2020	114
8/1/2020	114
9/1/2020	115
10/1/2020	115
11/1/2020	115
12/1/2020	115
1/1/2021	114
2/1/2021	114
3/1/2021	114
4/1/2021	113
5/1/2021	113
6/1/2021	113
7/1/2021	113
8/1/2021	113
9/1/2021	114
10/1/2021	114
11/1/2021	114
12/1/2021	114
1/1/2022	113
2/1/2022	113
3/1/2022	113
4/1/2022	113
5/1/2022	113
6/1/2022	113

7/1/2022	113
8/1/2022	113
9/1/2022	114
10/1/2022	114
11/1/2022	114
12/1/2022	114
1/1/2023	113
2/1/2023	113
3/1/2023	113
4/1/2023	113
5/1/2023	113
6/1/2023	113
7/1/2023	113
8/1/2023	113
9/1/2023	114
10/1/2023	114
11/1/2023	114
12/1/2023	114